                                                                EXHIBIT 99.2

                         STOCKHOLDERS OPTION AGREEMENT


     STOCKHOLDERS OPTION AGREEMENT (this "Agreement"), dated September 5, 1995 among TIE Acquisition Co., a Delaware corporation ("Buyer"), and Marmon Holdings, Inc. a Delaware corporation ("Marmon"), the holder of 1,796,681 shares of common stock, par value $.10 per share (the "Company Common Stock"), of TIE/communications, Inc., a Delaware corporation (the "Company") and The Pritzker Family Philanthropic Fund, an Illinois not-for-profit corporation ("the Fund", and together with Marmon, the "Principal Stockholders") the holder of 1,197,788 shares of Company Common Stock.

     WHEREAS, in order to induce Buyer to enter into the Agreement and Plan of Merger (the "Merger Agreement"), of even date, among the Company, Buyer and TIE Merger Co., a Delaware corporation and wholly-owned subsidiary of Buyer. Buyer has requested that the Principal Stockholders, and the Principal Stockholders have agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                  STOCK OPTION

     SECTION 1.01.  Grant of Stock Option.  Each of Marmon and the Fund hereby
                    ---------------------
grants to Buyer an irrevocable option (the "Marmon Option" in the case of the shares of Company Common Stock owned or hereafter acquired by Marmon and the "Fund Option" in the case of shares of Company Common Stock owned or hereafter acquired by the Fund, and the Marmon Option and the Fund Option being collectively, the "Options") to purchase the number of shares of Company Common Stock presently owned by such party as set forth in the Preamble hereof and any additional shares of Company Common Stock acquired by such stockholder (whether by purchase, exercise of options or otherwise) after the date of this Agreement (collectively, the "Principal Stockholder Shares") at a purchase price of $8.60 per Principal Stockholder Share (the "Purchase Price").

     SECTION 1.02.  Exercise of Option.  (a) Subject to the conditions set forth
                    ------------------
in Section 1.05 hereof, each of the Marmon Option and the Fund Option may be exercised by Buyer, in whole only and together only, at any time prior to the later to occur of (i) the tenth business day after the termination of the Merger Agreement as a result of one of the Trigger Events (as defined in the Merger Agreement) described in Section 8.03(a)(i), (ii), (iv), or (v) of the Merger Agreement and (ii) the third business day following the date on which all waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the exercise of the Marmon Option or the Fund Option shall have expired or have been earlier terminated (the later to occur of such dates being the "Expiration Date").

     In the event Buyer wishes to exercise the Options, Buyer shall send a written notice (the "Exercise Notice") to the respective grantor of such option specifying the place within the city of Chicago, Illinois, the date (not less than three (3) or more than ten (10) business days from the date of the Exercise Notice), and the time for the closing of such purchase. The closing of a purchase of shares of Company Common Stock which are the subject of the Options (the "Closing") shall take place at the place and on the date and time designated by Buyer in the Exercise Notice; provided, that if, at the date of
                                            --------
the Closing herein provided for, the conditions set forth in Section 1.05 hereof shall not have been satisfied (or waived by the affected Principal Stockholder), Buyer may postpone the Closing until a date within five (5) business days after such conditions are satisfied (but not beyond the Expiration Date).

     (b) Buyer shall not be under any obligation to deliver any Exercise Notice and may allow the Options to expire without purchasing any shares of Company Common Stock which are the subject thereof; provided, however, that once Buyer
                                            --------  -------
has delivered an Exercise Notice, subject to the terms and conditions of this Agreement, Buyer shall be bound, subject to satisfaction of the conditions set forth in Section 1.06 hereof, to effect the purchase as described in such Exercise Notice.

     SECTION 1.03.  Closing.  At the Closing (a) the Principal Stockholder shall
                    -------
(i) deliver to Buyer a certificate or certificates (the "Certificates") representing such Principal Stockholder Shares owned by such stockholder duly endorsed or accompanied by stock powers duly executed in blank or (ii) in the event the shares are not certificated, cause to be made an appropriate book entry delivery to an account designated by Buyer not less than two (2) business days prior to the Closing, and (b) Buyer shall pay to the stockholder, by wire transfer in immediately available funds, an amount equal to (i) the number of shares of Company Common Stock being purchased at such Closing multiplied by
(ii) the Purchase Price (the "Purchase Amount").

     SECTION 1.04.  Agreement to Tender.  (a)  Each of the Principal
                    -------------------
Stockholders agrees to tender (and agrees that, without prior written notification to Buyer, it will not withdraw), pursuant to and in accordance with the terms of the offer to be made pursuant to the terms of the Merger Agreement (the "Offer"), the Principal Stockholder Shares owned by such stockholder. Within five (5) business days after the commencement of the Offer, each of the Principal Stockholders shall deliver to the depositary designated in the Offer (the "Depositary") (i) an appropriately completed and executed letter of transmittal with respect to the Principal Stockholder Shares owned by such stockholder complying with the terms of the Offer, (ii) Certificates or other evidence of ownership, representing all of the Principal Stockholder Shares owned by such stockholder and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer. No tender pursuant to this
Section 1.04 will excuse either of the Principal Stockholders from their respective obligations contained in Article V, and in the case of Marmon,
Article VI of this Agreement.

     (b) In the event that either of the Principal Stockholders shall, following the giving of the notice to Buyer required by Section 1.04(a) hereof, withdraw the tender of any of the Principal Stockholder Shares owned by such stockholder, such stockholder and any of the Principal Stockholder Shares owned by such stockholder shall thereafter remain subject to this Agreement.

     (c) Notwithstanding Section 1.02(a) hereof, any Principal Stockholder Shares tendered in accordance with this Section 1.04 shall be paid for at the consummation of, and in accordance with the terms of, the Offer.

     SECTION 1.05.  Conditions to the Stockholders' Obligations.  The obligation
                    -------------------------------------------
of each of the Principal Stockholders to sell Principal Stockholder Shares at any Closing is subject to the following conditions:

          (i) The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects on the date thereof.

          (ii) All waiting periods under the HSR Act applicable to the exercise of the Marmon Option and the Fund Option shall have expired or have been earlier terminated.

          (iii) There shall be no preliminary or permanent injunction or other order by any federal or state court or other agency or body, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, restricting, preventing, prohibiting or otherwise restraining the exercise of the Marmon Option or the Fund Option.

          (iv) The Closing with respect to the other Option shall occur simultaneously with the Closing; provided, this condition shall be deemed satisfied if the reason for the non-occurrence of the Closing of the other Option is the result of any breach of any obligation under this Agreement by the Principal Stockholder which is a party to such other Option.

Notwithstanding the foregoing, to the extent any Principal Stockholder Shares are tendered and paid for pursuant to Section 1.04(a) hereof, the conditions of this Section 1.05 shall not apply.

     SECTION 1.06.  Conditions to the Buyer's Obligation.  The Obligation of
                    ------------------------------------
Buyer to purchase Principal Stockholder Shares at any Closing is subject to the following conditions:

          (i) The representations and warranties of each Principal Stockholder contained in Article III shall be true and correct in all material respects on the date thereof.

          (ii) All waiting periods under the HSR Act applicable to the exercise of the Marmon Option and the Fund Option shall have expired or have been earlier terminated.

         (iii) There shall be no preliminary or permanent injunction or other order by any federal or state court or other agency or body, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, restricting, preventing, prohibiting or otherwise restraining the exercise of the Marmon Option or the Fund Option.

          (iv) The Closing with respect to the other Option shall occur simultaneously with the Closing.

Notwithstanding the foregoing, to the extent any Principal Stockholder Shares are tendered and paid for pursuant to Section 1.04(a) hereof, the conditions of this Section 1.06 shall not apply.

     SECTION 1.07.  (a)  Adjustment Upon Changes in Capitalization or Merger.
                         ---------------------------------------------------
In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing the Buyer's rights hereunder, the number and kind of shares or securities subject to the Marmon Option or the Fund Option, as the case may be, and the purchase price per Principal Stockholder Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Buyer shall receive upon exercise of the Option the number and class of shares or other securities or property that the Buyer would have received in respect to the Principal Stockholder Shares if the Option had been exercised immediately prior to such event. Each of the Principal Stockholders shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Marmon Option or the Fund Option, as the case may be.

     (b) In the event the consideration per share to be paid by Buyer pursuant to the Offer is increased, the Purchase Price shall be similarly increased with respect to the Principal Stockholder Shares; and, in the event the Closing hereunder shall have occurred, Buyer shall promptly pay to each of the Principal Stockholders the product of the amount of such increase in the Purchase Price multiplied by the number of Principal Stockholder Shares purchased from such stockholder by Buyer at the Closing.

                                   ARTICLE II.

                                 GRANT OF PROXY

     Each of the Principal Stockholders hereby revokes any and all previous proxies granted with respect to any of the Principal Stockholder Shares owned by such stockholder. By entering into this Agreement, each of the Principal Stockholders hereby grants a proxy appointing Buyer as such stockholder's attorney-in-fact and proxy, with full power of substitution, for and in the stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power to (a) vote such shares in favor of the Merger Agreement and the transactions contemplated thereby; (b) vote such shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote such shares against any action or agreement (other than the Merger Agreement and the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including without limitation any Acquisition Proposal (as defined in the Merger Agreement). The proxy granted by each of the Principal Stockholders pursuant to this Article II is irrevocable, is deemed to be coupled with an interest, and is granted in consideration of Buyer's entering into this Agreement and the Merger Agreement; provided, however, that such proxy
                                              --------  -------
shall be revoked upon termination of this Agreement.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PRINCIPAL STOCKHOLDERS

     Each of the Principal Stockholders, severally and not jointly, represents and warrants to the Buyer that:

     SECTION 3.01.  Authority.  Such Principal Stockholder has all necessary
                    ---------
corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Principal Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of such Principal Stockholder and no other proceedings are necessary to authorize this Agreement or the performance of all obligations hereunder, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Principal Stockholder and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of such Principal Stockholder, enforceable against such stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally, and subject as to enforceability to general principles of equity whether raised at law or in equity.

     SECTION 3.02.  Title.  With respect to all Principal Stockholder Shares
                    -----
owned by such Principal Stockholder, such stockholder is the record and beneficial owner of such shares with no restrictions on any voting rights or rights of disposition pertaining thereto except as provided for under applicable state and federal securities laws. At any Closing, such stockholder will convey good and valid title to the Principal Stockholder Shares which are the subject of such Closing, free and clear of any and all claims, liens, charges, encumbrances, pledges, security interests, restrictions on transfer, conditional sale or other retention device or arrangement (collectively, "Liens"). None of the Principal Stockholder Shares owned by such stockholder are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares. Upon delivery of the Certificates and the receipt of payment therefor as contemplated by this Agreement, the Buyer will receive good and valid title to the Principal Stockholder Shares owned by such stockholder, free and clear of Liens, and subject to no rescission or similar rights or equities of any kind.

     SECTION 3.03.  Non-Contravention.  The execution and delivery of this
                    -----------------
Agreement do not, and the performance of the obligations of such stockholder hereunder and the consummation of the transactions contemplated hereby, will not
(i) conflict with or violate the Certificate of Incorporation, By-Laws or similar organizational instruments of such stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such stockholder or by which any of its assets or property is bound or affected,
(iii) require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority whether domestic or foreign except for compliance with the applicable requirements of (A) the HSR Act, (B) the Securities Exchange Act of 1934, as amended, (C) state securities or "blue sky" laws, or (D) the Investment Canada Act of 1985 and Competition Act (Canada), (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of any right or obligation of such stockholder or cause the loss of any benefit of such stockholder under any material agreement, contract or other instrument to which such stockholder is a party or by which the assets and properties of such stockholder are bound or affected, except in the case of clauses (ii), (iii) or
(iv), any such conflicts, violations, breaches, defaults or other occurrences which would not in any material respect prevent or delay the exercise by Buyer of the Marmon Option or the Fund Option, as the case may be, or any other right of Buyer under this Agreement.

     SECTION 3.04.  Total Shares.  The number of shares set forth in the
                    ------------
Preamble hereof represent the total amount of Principal Stockholder Shares owned (of record or beneficially) by such stockholder and to the knowledge of such Principal Stockholder any affiliates of such stockholder as of the date hereof, and neither such stockholder nor, to the knowledge of such Principal Stockholder, any affiliate of such stockholder owns any other rights to subscribe for or otherwise acquire (upon the exercise of options or otherwise) any equity securities of the Company and has no other interest in or voting rights with respect to any equity securities of the Company. For purposes of this Section 3.04, "affiliate" means any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such stockholder.

     SECTION 3.05.  Finder's Fees.  No broker, finder or investment banker is
                    -------------
entitled to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Principal Stockholders.

                                 ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer represents and warrants to each of the Principal Stockholders:

     SECTION 4.01.  Authority.  Buyer has all requisite corporate power and
                    ---------
authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other proceedings are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Marmon and the Fund constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

     SECTION 4.02.  Acquisition for Buyer's Account.  Any Principal Stockholder
                    -------------------------------
Shares to be acquired upon exercise of the Marmon Option or the Fund Option will be acquired by Buyer for its own account and not with a present intention of the public distribution thereof in violation of the federal securities laws, and will not be transferred except in compliance with the Securities Act of 1933.

     SECTION 4.03.  Adequate Financing.  The Buyer has all funds, or appropriate
                    ------------------
commitments for funds necessary for the consummation of the exercise of the Marmon Option and the Fund Option.

                                   ARTICLE V.

                    COVENANTS OF THE PRINCIPAL STOCKHOLDERS

     Each of the Principal Stockholders hereby covenants and agrees that:

     SECTION 5.01.  No Proxies for or Encumbrances on Stockholder Shares.
                    ----------------------------------------------------
Except pursuant to the terms of this Agreement, such stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to, or (ii) acquire, sell, assign, subject to any Lien, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Principal Stockholder Shares owned by such stockholder during the term of this Agreement. Such stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Buyer in writing promptly and to provide all details requested by Buyer if such stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

     SECTION 5.02.  No Shopping.  Such stockholder shall not directly or
                    -----------
indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance) or take any action to knowingly facilitate (or authorize any person to initiate, solicit or encourage) any inquiries, or the making of any proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries. Such stockholder shall promptly advise Buyer of the terms of any communications it may receive relating to any of the foregoing.

     SECTION 5.03.  Fiduciary Duties.  Notwithstanding anything in this Article
                    ----------------
V to the contrary, the covenants and agreements set forth in Section 5.02 hereof shall not be deemed to prevent any officer or director of any Principal Stockholder from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in his capacity as director or officer of the Company to the extent that the Board of Directors of the Company shall determine in good faith (upon advice of counsel) that the Board is required to take any such action in order to discharge its fiduciary duties.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.01.  Agreements with Respect to Revolving Credit Agreement and
                    ---------------------------------------------------------
Revolving Funds Agreement.  Marmon hereby agrees to execute such amendments and
-------------------------
modifications to that certain Revolving Credit Agreement, dated as of June 18, 1991, among the Company, various subsidiaries of the Company and Marmon (as successor to HCR Partners) and related documentation (collectively, the "Credit Agreement") so as to (i) permit the transactions contemplated hereby and by the Merger Agreement and (ii) continue the Credit Agreement in full force and effect on the same terms and conditions in effect as of the date hereof; except that
(A) the maximum amount of all Loans (as therein defined) shall not at any time exceed $3,000,000 and (B) the termination date of the Credit Agreement shall be the earlier to occur of (A) the Effective Time (as defined in the Merger Agreement) and (B) ninety (90) days following the date on which the Offer is consummated or the Closing occurs pursuant to Section 1.03 hereof (such date being, the "Transfer Date"). In addition, Marmon hereby agrees to terminate on and as of the Transfer Date (i) the Revolving Funds Agreement, dated as of January 1, 1992, by and between Marmon and the Company and deliver to the Company any sums held on account of the Company, and (ii) the Administrative and Consulting Agreement, dated as of January 1, 1995, between Marmon and the Company.

     SECTION 6.02.  Indemnification.  Marmon hereby unconditionally agrees to
                    ---------------
indemnify each of the Company, Parent and Acquisition against all expense, liability and loss (including attorneys' fees, judgments, fines or penalties and amounts paid or to be paid in settlement), incurred or suffered by such person and not otherwise paid by insurance in connection with any claim, action, suit, proceeding arising on or before the date which is one (1) year following the Effective Time in which any of the Company, Parent, Acquisition and/or any of their directors, officers, and, in the case of Parent and Acquisition, stockholders, is, or is threatened to be made a party to any action or proceeding by or on behalf of any current or former stockholder of the Company alleging liability or damages resulting from the transactions contemplated by the Merger Agreement and/or the process undertaken by the Company which concluded with the execution and delivery of the Merger Agreement; provided, however, that Marmon shall not be responsible for any payments
--------  -------
hereunder in excess of $1,000,000 after application of the proceeds of any coverage under applicable insurance policies for the benefit of the Company or any such party. Except as set forth in the proviso contained in the previous sentence, Marmon understands and agrees that any amounts paid pursuant to this Section shall not be entitled to be reimbursed pursuant to any indemnification provision of the Merger Agreement, any indemnification agreement with the Company or any of its subsidiaries, or the certificates of incorporation or by-laws of the Company or any of its subsidiaries. Buyer hereby agrees to use its reasonable best efforts in its capacity as a stockholder to cause the Company or the Surviving Corporation (as defined in the Merger Agreement) to seek coverage for any matters which are the subject of this Section under any existing insurance policies or any renewal thereof or substitutions thereof for the benefit of the Company or any such party; it being understood that except as provided in the Merger Agreement, neither Buyer, the Company nor the Surviving Corporation shall have any obligation to secure any additional insurance coverage or to amend, modify or extend any existing insurance coverage to satisfy its obligations pursuant to this sentence.

     SECTION 6.03.  Certain Matters Relating to Buyer and the Surviving
                    ---------------------------------------------------
Corporation.  Buyer hereby covenants and agrees for the benefit of the Company
-----------
to be enforced by Marmon and/or the Fund on behalf of the stockholders of the Company, other than Buyer, Acquisition or any of their respective affiliates as of the date the Offer is consummated and as of the Effective Time, that (i) the initial stockholders' equity in Acquisition as of the time the Offer is consummated shall be at least $8,000,000, (ii) the initial stockholders' equity in Surviving Corporation as of the Effective Time shall be at least $8,000,000,
(iii) from the date on which the Offer is consummated to the date which is ninety-one (91) days following the date on which payment in full is made on all accounts payable of the Company outstanding as of the date on which the Offer is consummated as identified on a list to be prepared and delivered by the Company to Parent promptly following the date on which the Offer is consummated, the Surviving Corporation shall not declare, set aside or pay any dividend (other than in the form of capital stock) or other distribution in respect of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock if any such action would result in its stockholders' equity falling below $8,000,000 and (iv) from the date on which the Offer is consummated to the date which is one (1) year from such date, the Surviving Corporation shall not incur any indebtedness secured by the assets of the Surviving Corporation which would result in the Surviving Corporation, (x) becoming insolvent; (y) having unreasonably small capital with which to engage in its business or (z) incurring debts beyond its ability to pay as they become absolute and matured.

                                 ARTICLE VII.

                                 MISCELLANEOUS

     SECTION 7.01.  Further Assurances.  In the event the Buyer exercises the
                    ------------------
Marmon Option and the Fund Option, the Buyer and each of the Principal Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their respective reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Buyer to exercise and enjoy all benefits and rights of such stockholder with respect to the Principal Stockholder Shares owned by such stockholder.

     SECTION 7.02.  Additional Agreements.  Subject to the terms and conditions
                    ---------------------
of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act, responses to requests for additional information related to such filings, and submission of information related to such filings, and submission of information requested by governmental authorities, and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

     SECTION 7.03.  Specific Performance.  The parties hereto agree that
                    --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief in addition to any other remedy available to such party at law or in equity.

     SECTION 7.04.  Termination; Effect of Termination.
                    ----------------------------------

     (a) This Agreement may be terminated:

          (i) upon the mutual written consent of Buyer and each Principal Stockholder; or

          (ii) one business day following delivery of written notice thereof by any of Buyer or any Principal Stockholder if the Offer shall not have been commenced on or prior to September 12, 1995; provided, however, that
                                                  --------  -------
     neither Principal Stockholder may terminate this Agreement pursuant to this
     Section 7.04(a)(ii) if any Principal Stockholder or any officer, director or employee thereof shall have breached any covenant contained in Articles V or VI hereof.

     (b) In the event of termination of this Agreement in accordance with subclause (a) of this Section 7.04, this Agreement shall forthwith become void and there shall be no obligation on the part of Buyer or any Principal Stockholder hereunder.

     SECTION 7.05.  Notices.  All notices and other communications required or
                    -------
permitted hereunder shall be in writing and delivered as follows:

     (a)  If to Buyer, to:

          TIE Acquisition Co.
          1201 Third Avenue
          Suite 5400
          Seattle, Washington 98101
          Attention:   Charles B. McNamee, President
          Telephone:   (206) 628-8014
          Facsimile:   (206) 628-5173

          With a copy to:

          Smith, Gambrell & Russell
          Suite 3100, Promenade II
          1230 Peachtree Street, N.E.
          Atlanta, Georgia 30308
          Attention:   Bruce W. Moorhead, Jr., Esq.
          Telephone:   (404) 815-3660
          Facsimile:   (404) 815-3509

     (b)  If to Marmon, to:

          Marmon Holdings, Inc.
          225 West Washington Street
          Chicago, Illinois 60606
          Attention:   President
          Telephone:   (312) 372-9500
          Facsimile:   (312) 845-8769

          With a copy to:

          Neal Gerber & Eisenberg
          Two North LaSalle Street
          Chicago, Illinois 60602
          Attention:   Charles Evans Gerber, Esq.
          Telephone:   (312) 269-8050
          Facsimile:   (312) 269-1747

     (c)  If to the Fund, to:

          The Pritzker Family
          Philanthropic Fund
          One South Franklin
          Chicago, Illinois 60606
          Attention:   David Rosen
          Telephone:   (312) 444-2890
          Facsimile:   (312) 855-3284

          With a copy to:

          Diversified Financial Management Corp.
          200 W. Madison Street
          38th Floor
          Chicago, IL 60606
          Attention:   Glen Miller
          Telephone:   (312) 750-8465
          Facsimile:   (312) 920-2436

or to such other address as may have been designated in a prior notice. All notices hereunder shall be in writing and shall be given by delivery in person, by facsimile (with confirmation) or by registered or certified mail (postage pre-paid, return receipt requested). Notices sent by registered or certified mail, postage prepaid and with return receipt requested, shall be deemed to have been given two (2) business days after being mailed, and otherwise notices shall be deemed to have been given when received.

     SECTION 7.06.  Survival of Representations and Warranties.  All
                    ------------------------------------------
representations and warranties contained in this Agreement shall indefinitely survive delivery of, and payment for, the Principal Stockholder Shares subject to the option granted hereby; provided, however, that if the shares are tendered
                              --------  -------
and payment received in connection with the tender offer, only the provisions of the applicable Offer Documents (as defined in the Merger Agreement) shall govern.

     SECTION 7.07.  Expenses.  Except as otherwise set forth in the Merger
                    --------
Agreement, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

     SECTION 7.08.  Amendments.  This Agreement may not be modified, amended,
                    ----------
altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     SECTION 7.09.  Successors and Assigns.  The provisions of this Agreement
                    ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement without the written consent of the other party hereto, except that Buyer may assign its rights and obligations to any affiliate of Buyer, including, without limitation, TIE Merger Co.

     SECTION 7.10.  No Strict Construction.  The language used in this Agreement
                    ----------------------
will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

     SECTION 7.11.  Headings.  The headings in this Agreement are intended
                    --------
solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     SECTION 7.12. Counterparts. This Agreement may be executed in multiple
                   ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

     SECTION 7.13.  Entire Agreement.  This Agreement and the agreements and
                    ----------------
documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations and prior agreements between the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

     SECTION 7.14.  Severability.  Whenever possible, each provision of this
                    ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     SECTION 7.15  Governing Law.  This Agreement, including all matters of
                   -------------
construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts made, executed and to be fully performed in such state by citizens of such state, without regard to conflict of laws principles.

             [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                    MARMON HOLDINGS, INC.


                    By:  /s/Robert Gluth
                        --------------------------
                         Vice President


                    THE PRITZKER FAMILY PHILANTHROPIC FUND


                    By:  /s/Glen Miller
                        --------------------------
                         Treasurer

                    TIE ACQUISITION CO.


                    By:  /s/Charles B. McNamee
                        --------------------------
                         President